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                                                                   Exhibit 10.26



                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into as of August 27, 1999 by and between WINSLOEW FURNITURE, INC., a Florida corporation (the "Company"), and BOBBY TESNEY (the "Executive").


                                    RECITALS

         A. The Executive is currently employed as President and Chief Executive Officer of the Company.

         B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

         C. The Company and Trivest Furniture Corporation, a Florida corporation (the "Purchaser"), have entered into a Second Amended and Restated Agreement and Plan of Merger, dated May 4, 1999, pursuant to which the Purchaser will merge with and into the Company, with the Company being the surviving corporation (the "Merger").

         D. The Company recognizes that the Executive has contributed to its growth and success, and desires to assure the Executive's employment by the Company following the Merger and to compensate him therefor pursuant to this Agreement.

         E. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. EMPLOYMENT.

                  1.1 GENERAL. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                  1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as President and Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Company's Board of

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Directors or any authorized Committee of the Board of Directors (the full Board or such Committee, as the case may be, is referred to herein as the "Board"), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

         2. TERM.

                  2.1 INITIAL TERM. The initial term of this Agreement, and the employment of the Executive hereunder, shall be for the five-year period commencing on the later to occur of the effective date of the Merger and the date hereof (the "Initial Term"), unless sooner terminated in accordance with the terms and conditions hereof, provided, however, that the Initial Term of this Agreement shall in no event commence if the consummation of the Merger does not occur on or before August 31, 1999.

                  2.2 RENEWAL TERMS. The Initial Term of this Agreement, and the employment of the Executive hereunder, may be renewed and extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement signed by the Executive and the Company ("Written Supplement"). If this Agreement is not so renewed and extended prior to the expiration of the Initial Term, this Agreement, and the employment of the Executive hereunder, shall automatically terminate upon the expiration of the Initial Term.

         3. COMPENSATION.

                  3.1 BASE SALARY. THE EXECUTIVE SHALL RECEIVE A BASE SALARY (THE "BASE SALARY") AT THE ANNUAL RATE OF NOT LESS THAN $275,000 FOR THE PERIOD COMMENCING ON THE DATE OF THE MERGER AND ENDING DECEMBER 31, 1999 AND AT THE ANNUAL RATE OF NOT LESS THAN $300,000 FOR THE REMAINDER OF THE INITIAL TERM, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be adjusted annually to reflect, at a minimum, any increase from the previous year in the national Consumer Price Index. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. The Base Salary, if so increased, shall not thereafter be decreased for any reason. If the term of this Agreement shall be renewed and extended as provided in Section 2.2 hereof, then during such renewal term of his employment hereunder, the Executive shall be paid a base salary as set forth in the Written Supplement.

                  3.2 INCENTIVE COMPENSATION.

                           (a) In addition to the Base Salary, the Executive
shall be entitled to receive annual incentive compensation ("Incentive Compensation"), in the amount determined pursuant to this Section 3.2, for each fiscal year ending during the term of this



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Agreement COMMENCING WITH FISCAL 2000 for which the Company has Operating
Earnings (as hereafter defined) of at least seventy-five percent (75%) of the Target Earnings (as hereinafter defined) of the Company for such year; PROVIDED, THAT INCENTIVE COMPENSATION BASED ON THE COMPANY'S 1999 OPERATING RESULTS SHALL BE DETERMINED IN ACCORDANCE WITH THE EXECUTIVE'S EMPLOYMENT AGREEMENT WITH THE COMPANY DATED NOVEMBER 4, 1994 (THE "PRIOR EMPLOYMENT AGREEMENT"). For purposes of this Section 3.2, "Operating Earnings" shall mean the consolidated operating earnings of the Company as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied with the Company's past practices, provided, however, that such Operating Earnings shall not reflect (i.e., shall not be reduced by) any amortization of goodwill. The determination of Operating Earnings made by the Company shall be final and binding on the parties to this Agreement. For purposes of this Section 3.2, the "Target Earnings" of the Company shall be as determined by the Board of Directors. The Board of Directors shall have the right to modify, at any time and in its sole discretion, any previously established "Target Earnings" for reasons such as, but not limited to, any acquisition, disposition, merger, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries, or other extraordinary or significant events or changes in circumstances relating to the Company or any of its subsidiaries, businesses or operations.

                           (b) The amount of the Executive's Incentive
Compensation for each fiscal year shall be determined as follows:

                                    I. If the Operating Earnings for the year do
not exceed the Target Earnings for the year, the Incentive Compensation shall be calculated by (A) multiplying (i) ONE-HUNDRED PERCENT (100%) of the Executive's Base Salary for the year (the "Maximum Bonus") BY (ii) the remainder of (w) the fraction obtained by dividing the Operating Earnings by the Target Earnings, LESS (x) 0.75, and then (B) multiplying the resulting product by three (3); or

                                    II. If the Operating Earnings for the year
exceed the Target Earnings for the year, the Incentive Compensation shall be calculated by (A) multiplying (i) the Maximum Bonus BY (ii) the remainder of (y) the fraction obtained by dividing the Operating Earnings by the Target Earnings, LESS (z) 1.0, and then (B) multiplying the resulting product by two (2), and then adding 75% of the Maximum Bonus; provided, however, that in no event shall the Incentive Compensation for any year exceed the Maximum Bonus.

                                    III. For example, (A) if Operating Earnings
are 75% of the applicable Target Earnings or less, the Executive's Incentive Compensation for that year would be zero, (B) if Operating Earnings are 90% of the applicable Target Earnings, the Executive's Incentive Compensation for that year would be 45% of the Maximum Bonus, (C) if Operating Earnings are 100% of the Target Earnings, the Executive's Incentive Compensation for that year would be 75% of the Maximum Bonus, (D) if the Operating Earnings are 110% of the Target Earnings, the Executive's Incentive Compensation for that



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year would be 95% of the Maximum Bonus, and (E) if the Operating Earnings are
120% of the Target Earnings, the Executive's Incentive Compensation for that year would be limited to 100% of the Maximum Bonus.

                           (c) For purposes of this Agreement, the amount of
Incentive Compensation payable with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company to Executive within one hundred twenty (120) days after the end of the fiscal year; provided, however, that any amount paid shall be subject to increase or decrease based upon the results of any audited financial statements with respect to such year.

                  3.3 INITIAL BONUS. IN CONNECTION WITH ENTERING INTO THIS AGREEMENT, THE COMPANY AGREES TO PAY THE EXECUTIVE WITHIN FORTY-FIVE (45) DAYS AN INITIAL BONUS OF ______________.

         4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                  4.1 REIMBURSABLE EXPENSES. During the term of the Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually and necessarily paid or incurred by the Executive in the course of and pursuant to the business of the Company.

                  4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical and hospitalization, group life insurance, and any and all other plans as are presently and hereinafter provided by the Company to its executives. The Executive shall be entitled to vacations in accordance with the Company's prevailing policy for its executives; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Board, adversely affect the Company's business.

                  4.3 WORKING FACILITIES. The Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder

         5. TERMINATION.

                  5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder for "Cause" (as defined below in this paragraph 5.1). Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1). For purposes of this Agreement, the term "Cause" shall mean (i) the willful failure or refusal of the Executive to




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perform the duties or render the services assigned to him from time to time by the Board, (ii) gross negligence or misconduct by the Executive in the performance of his duties to the Company, (iii) the charging or indictment of the Executive in connection with a felony, (iv) the association, directly or indirectly, of the Executive, for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company, (v) the disclosing or using of any material trade secret or confidential information of the Company at any time by the Executive, except as required in connection with his duties to the Company, (vi) the breach by the Executive of his fiduciary duty or duty of trust to the Company, or (vii) any breach or unsatisfactory performance by the Executive of any of the terms or provisions of this Agreement or any other agreement with the Company or any of its subsidiaries (whether written or oral), which is not cured within twenty (20) business days after the Company gives written notice of such breach or unsatisfactory performance to the Executive.

                  5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his duties hereunder for in excess of ninety (90) days in any 12-month period. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Executive any unpaid amounts of his Base Salary and Incentive Compensation accrued through the effective date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of
Section 4.1).

                  5.3 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive any unpaid amounts of his Base Salary and Incentive Compensation accrued through the date of his death and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1).

                  5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive; provided, however, that, the Company shall (i) pay to the Executive any unpaid Base Salary and Incentive Compensation accrued through the effective date of termination specified in such notice, and (ii) pay Executive's Base Salary in the manner set forth in Section 3.1 hereof until the date which is six months following such effective date (the "Severance Date"). The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).












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         6. RESTRICTIVE COVENANTS.

                  6.1 NON-COMPETITION. While employed by the Company and for a period of one year (except that such period shall be six months if Executive's employment is terminated pursuant to Section 5.4 hereof) following the later of the date his employment is terminated hereunder or, if applicable, the Severance Date, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in competition with the Company in any state, country, commonwealth, territory or other place in which the Company sells its products (it being agreed that for all purposes of this Section 6, "the Company" shall include all of its subsidiaries).

                  6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any trade secrets or confidential information pertaining to the business of the Company. Any confidential information, trade secrets or data now known or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, sources of leads, methods of doing business, and the manner of design, manufacture, financing, marketing and distribution of the Company's products) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.

                  6.3 NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. While employed by the Company and for a period of three years (except that the period with respect to the prohibitions in clause (ii) hereof shall be six months if Executive's employment is terminated pursuant to Section 5.4 hereof) following the later of the date his employment is terminated hereunder or, if applicable, the Severance Date, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Company's trade or business relationships with such customers.

                  6.4 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.


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         7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in
Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon the commencement of the Initial Term of this Agreement, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its respective affiliates) with respect to such subject matter, including the Prior Employment Agreement. Except for the obligation to pay all accrued but unpaid salary and other compensation due the Executive under the Prior Employment Agreement through the commencement of the Initial Term of this Agreement (including any compensation based on the Company's 1999 operating results, which compensation shall be determined in accordance with the Prior Employment Agreement as if the Merger did not occur), all such prior agreements (including the Prior Employment Agreement), understandings and arrangements for the provision of services by the Executive to the Company and the compensation of the Executive in any form shall automatically terminate upon the commencement of the Initial Term of this Agreement, and each party shall thereupon and thereby, without any further action, release and forever discharge the other (and the other's affiliates) from any and all liabilities and obligations of any nature arising out of or in connection with any and all such prior agreements, understandings or arrangements. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         10. NOTICES. Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company, to the address of the Company's principal offices in Birmingham, Alabama (with a copy to Trivest, Inc., 2665 South Bayshore Drive, Eighth Floor, Miami, Florida 33133, Attention: Peter W. Klein, Vice President and General Counsel), and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         11. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representative, legal



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representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise; provided, however that the Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

         12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         13. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         14. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         15. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.














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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                      WINSLOEW FURNITURE, INC.


                                      By: /s/ Earl W. Powell
                                          -----------------------------------
                                          Earl W. Powell
                                          Chairman of the Board


                                          EXECUTIVE


                                          /s/ Bobby Tesney
                                          -----------------------------------
                                          Bobby Tesney


































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